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                                                                 EXHIBIT 10.65

                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into on December 1, 2003 (the "Agreement Date") by and between ValueVision Media, Inc., a Minnesota corporation (the "Company"), and William J. Lansing, currently a resident of California ("Executive").

     A. The Company is an integrated direct marketing company that markets its products directly to consumers through television home shopping programming, internet sites, catalogues, and direct mailings and email communications.

     B. Executive is an experienced business manager.

     C. The Company desires to hire Executive as its employee, and Executive desires to be employed by the Company, subject to the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

     1. Employment. Effective as of December 1, 2003 (the "Commencement Date"), the Company shall employ Executive, and Executive shall accept such employment and perform services for the Company, upon the terms and conditions set forth in this Agreement.

     2. Term of Employment. Unless terminated at an earlier date in accordance with Section 9 hereof, the term of Executive's employment with the Company shall be for the period commencing on the Commencement Date and ending on January 31, 2007. Thereafter, unless terminated at an earlier date in accordance with
Section 9 hereof, the term of Executive's employment with the Company shall be automatically extended for successive one-year periods, unless either party gives written notice to the other party at least 180 days prior to the expiration of such term that such party elects not to extend the term of Executive's employment under this Agreement.

     3. Position and Duties.

     (a) Employment with the Company. Commencing on December 16, 2003 and continuing for the duration of the term of Executive's employment with the Company hereunder, Executive shall be appointed as the President and Chief Executive Officer of the Company and shall have the authority, duties and responsibilities commensurate and consistent with such position and title. As President and Chief Executive Officer, Executive shall be the most senior executive officer of the Company and shall, subject to the supervision of the Board of Directors of the Company (the "Board"), have discretion and authority to manage and direct the day-to-day affairs and operations of the Company, to direct the strategic direction of the Company, and to hire and fire employees of the Company. Executive shall report to the Board and shall perform such other duties and responsibilities as the Board shall assign to him from time to time consistent with his position. All staff and other functions and all operations of the Company shall report directly or indirectly (through a subordinate of Executive who reports directly or indirectly to Executive) to Executive, unless the Board concludes in good faith that a direct reporting relationship to the Board with respect to any staff or function is required by applicable law or written policies of the Company, or is reasonably necessary to fulfill its fiduciary obligations to the Company. If the Chair of the Board is at any time serving as an employee of the Company then such person shall be Executive and no other person. Executive's employment hereunder shall be based at the Company's corporate headquarters, currently located in Eden Prairie, Minnesota.

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     (b) Board of Directors. While Executive is employed by the Company hereunder, the Board shall nominate Executive to the Board and upon election Executive shall serve on the Board, without compensation other than that specified in this Agreement.

     (c) Performance of Duties and Responsibilities. Executive shall serve the Company faithfully and to the best of his ability and shall devote his full working time, attention and efforts to the business of the Company during his employment with the Company. Executive hereby represents and confirms that he is under no contractual or legal commitments that would prevent him from fulfilling his duties and responsibilities as set forth in this Agreement. During his employment with the Company, Executive may participate in charitable activities and personal investment activities to a reasonable extent, and he may serve as a director of business and civic organizations as approved by the Board, so long as such activities and directorships do not interfere with the performance of his duties and responsibilities hereunder.

     4. Compensation.

     (a) Base Salary. While Executive is employed by the Company hereunder, the Company shall pay to Executive an annual base salary of $850,000, which base salary shall be paid in accordance with the Company's normal payroll policies and procedures. During each year after the first year of Executive's employment hereunder, the Board or the Compensation Committee of the Board (the "Committee") shall conduct an annual performance review of Executive and thereafter establish Executive's base salary in an amount not less than the base salary in effect for the prior year.

     (b) Annual Incentive Bonus. For each full fiscal year Executive is employed by the Company hereunder, Executive shall be eligible for an annual incentive bonus for such fiscal year, based on achievement of objectives established by the Board or the Committee. Executive's annual incentive bonus if the Company achieves target objectives shall be 120% of Executive's annual base salary for such fiscal year. Achievement of the objectives for each fiscal year shall be determined in good faith by the Board or the Committee in its sole discretion within 60 days after the end of the fiscal year; and the annual incentive bonus will be paid in a lump sum promptly following such determination. Executive shall receive a guaranteed minimum incentive bonus of $510,000 for fiscal year 2004, provided that Executive remains continuously employed by the Company throughout the fiscal year 2004.

     (c) Stock Options. Simultaneously with the Agreement Date, the Company will grant to Executive options to purchase 1,400,000 shares of the common stock, par value $.01 per share, of the Company ("Common Stock"), at the fair market value on the date of grant. The full terms and conditions of such options will be as set forth in the stock option agreements entered into between the Company and Executive and approved by the Board (the "Stock Option Agreement") attached to this Agreement as Exhibit A. The terms of the Stock Option Agreement will control over this Section 4(c).

     (d) Employee Benefits. While Executive is employed by the Company hereunder, Executive shall be entitled to participate in all employee benefit plans and programs of the Company, including without limitation, retirement plans and medical, life, and disability insurance plans, to the extent that Executive meets the eligibility requirements for each individual plan or program as generally applicable to other executive officers of the Company; provided, however, that except as herein otherwise provided the Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program and Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto consistent with the provisions, rules and regulations generally applicable to other executive officers of the Company.

     (e) Automobile Allowance. While Executive is employed by the Company hereunder, the Company shall pay Executive $1,500 per month as an automobile allowance to reimburse




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Executive for all of the costs he incurs in using an automobile for business purposes, including without limitation the costs of insuring, maintaining and operating the automobile.

     (f) Expenses. While Executive is employed by the Company hereunder, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by him in the performance of his duties and responsibilities hereunder, subject to the Company's normal policies and procedures for expense verification and documentation.

     (g) Relocation. The Company shall pay for the following expenses associated with his search for a residence in and his move to the Minneapolis, Minnesota metropolitan area:

         (i) For the period of Executive's employment with the Company prior to the date on which Executive's family relocates from the San Francisco Bay Area to the Minneapolis metropolitan area, but in no event extending longer than eight months after the Commencement Date, the Company shall reimburse Executive for (A) the actual travel costs by Executive for weekly travel between the San Francisco Bay Area, California and Minneapolis and (B) the cost of temporary living accommodations in the Minneapolis metropolitan area, up to a maximum aggregate amount to be paid by the Company under this Section 4(g)(i) of $150,000.

         (ii) The Company shall pay Executive a lump sum of $300,000 pre-tax to cover all other costs and expenses associated with the relocation of Executive's and his family's primary residence to the Minneapolis metropolitan area, including without limitation real estate brokerage and related fees, closing costs and legal expenses in connection with the sale of his current residence in the San Francisco Bay Area, the cost of moving the household goods and personal effects of Executive and his family, and travel costs for Executive's family members. Payment under this Section 4(g)(ii) shall be made by the Company promptly after Executive provides reasonable documentation to the Company that Executive has purchased a home in the Minneapolis metropolitan area to serve as his primary residence; provided, however, that at Executive's request the Company will pay such amount into escrow upon Executive's entering into a binding purchase agreement, with escrow terms mutually acceptable to Executive and the Company.

With respect to amounts paid under Section 4(g)(i) above, the Company shall pay Executive a Tax Neutralization Payment with respect to such travel and living accommodation expenses. For purposes of this Agreement a "Tax Neutralization Payment" is an amount, if any, such that after Executive pays all federal, state and local income taxes, if any, on both the underlying amount to be tax neutralized and the Tax Neutralization Payment, Executive retains an amount equal to the underlying amount to be tax-neutralized, as determined by a nationally-recognized accounting firm selected by the Company.

     (h) Signing Bonus. On the first business day of January, 2004, the Company shall pay Executive a signing bonus of $200,000.

     (i) Tax Planning. While Executive is employed by the Company hereunder, the Company shall reimburse Executive for reasonable fees and expenses of annual tax return preparation and planning by a nationally recognized accounting firm, subject to the Company's normal policies and procedures for verification and documentation.

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     (j) Vacation. While Executive is employed by the Company hereunder,
Executive shall be entitled to paid vacation time off in accordance with the normal policies of the Company, but not less than four weeks vacation per year.

     5. Confidential Information. Except as permitted by the Company's Board or Company policies approved by the Board, during the term of Executive's employment with the Company and at all times thereafter, Executive shall not divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company, any confidential, proprietary or secret knowledge or information of the Company that Executive has acquired or shall acquire during his employment with the Company, whether developed by himself or by others, concerning (i) any trade secrets, (ii) any confidential, proprietary or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, (iii) any customer or supplier lists of the Company, (iv) any confidential, proprietary or secret development or research work of the Company, (v) any strategic or other business, marketing or sales plans of the Company, (vi) any financial data or plans respecting the Company, or (vii) any other confidential or proprietary information or secret aspects of the business of the Company. Executive acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. During the term of Executive's employment with the Company, Executive shall refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by Executive,
(ii) is independently made available to Executive in good faith by a third party who has not violated a confidential relationship with the Company, or (iii) is required to be disclosed by legal process.

     6. Ventures. If, during the term of Executive's employment with the Company, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in such project, program or venture shall belong to the Company. Except as approved in writing by the Board, Executive shall not be entitled to any interest in any such project, program or venture or to any commission, finder's fee or other compensation in connection therewith, other than the compensation to be paid to Executive by the Company as provided herein. Executive shall have no interest, direct or indirect, in any customer or supplier that conducts business with the Company, unless such interest has been disclosed in writing to and approved by the Board before such customer or supplier seeks to do business with the Company.

     7. Noncompetition Covenant.

     (a) Agreement Not to Compete. During the term of Executive's employment with the Company and for the Restrictive Period (as defined below) following the date of the termination of such employment, whether such termination is with or without Cause (as defined below), or whether such termination is at the instance of Executive or the Company, Executive shall not, directly or indirectly, in any country that the Company or any of its affiliates operates or contemplates operating during the 12 months prior to the last day of Executive's employment, own, manage, control, have any interest in, participate in, lend his name to, act as consultant or advisor to or render services (alone or in association with any other person, firm, corporation or other business organization) for:

         (i) InterActiveCorp., QVC, Inc., Shop At Home Network, LLC, any subsidiary or affiliate of InterActiveCorp., QVC, Inc., or Shop At Home Network, LLC, or any of their successors; or

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         (ii)  any other person or entity engaged in the television home shopping business; or

         (iii) any infomercial business having as a primary focus the marketing to consumers of products of a similar nature and assortment as the products being offered on the Company's television programming or websites; or

         (iv) any other business in which the Company or any of its affiliates engages and the gross revenues from which constitute at least 20% the Company's or any of its affiliates' gross revenues.

Ownership by Executive, as a passive investment, of less than 1% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 7(a). Employment of Executive by a person or entity described in Sections 7(a)(ii), 7(a)(iii), or 7(a)(iv) shall not constitute a breach of this Section 7(a) if Executive is employed in a separate and distinct affiliate or business unit (whether or not separately incorporated) of such business entity, other than the affiliate or business unit conducting the activities described in this Section 7(a), and Executive has no direct or indirect management responsibilities for the activities of the business unit conducting the activities described in this Section 7(a). "Restrictive Period" shall mean: (A) in the case of Sections 7(a)(i), 7(a)(ii), and 7(a)(iii), 24 consecutive months from the date of termination of Executive's employment, and
(B) in the case of Section 7(a)(iv), 12 consecutive months from the date of termination of Executive's employment.

     (b) Agreement Not to Hire. During the term of Executive's employment with the Company and for a period of 24 consecutive months from the date of the termination of such employment, whether such termination is with or without Cause (as defined below), or whether such termination is at the instance of Executive or the Company, Executive shall not, directly or indirectly, hire, engage or solicit any person who is then an employee of the Company or who was an employee of the Company at the time of Executive's termination of employment, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise.

     (c) Agreement Not to Solicit. During the term of Executive's employment with the Company and for a period of 24 consecutive months from the date of the termination of such employment, whether such termination is with or without Cause (as defined below), or whether such termination is at the instance of Executive or the Company, Executive shall not, directly or indirectly, solicit, request, advise or induce any current or potential customer, supplier or other business contact of the Company to cancel, curtail or otherwise change its relationship with the Company, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise. Notwithstanding the foregoing, a solicitation or request by Executive of any current or potential customer of the Company, for the sale or marketing of any products or services competitive with the products and services of the Company, will not alone constitute a violation of this Section 7(c) unless such solicitation or request is also a violation of Section 7(a).

     (d) Acknowledgment. Executive hereby acknowledges that the provisions of this Section 7 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Section 7 by Executive shall cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefor. Therefore, in the event that Executive violates any provision of this Section 7, the Company shall be entitled to an injunction, in addition to all the other remedies it may have, restraining Executive from violating or continuing to violate such provision.

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     (e) Blue Pencil Doctrine. If the duration of, the scope of or any business activity covered by any provision of this Section 7 is in excess of what is valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is valid and enforceable. Executive hereby acknowledges that this Section 7 shall be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

     8. Patents, Copyrights and Related Matters.

     (a) Disclosure and Assignment. Executive shall immediately disclose to the Company any and all improvements and inventions that Executive may conceive and/or reduce to practice individually or jointly or commonly with others while he is employed with the Company with respect to (i) any methods, processes or apparatus concerned with the development, use or production of any type of products, goods or services sold or used by the Company, and (ii) any type of products, goods or services sold or used by the Company. Executive also shall immediately assign, transfer and set over to the Company his entire right, title and interest in and to any and all of such inventions as are specified in this
Section 8(a), and in and to any and all applications for letters patent that may be filed on such inventions, and in and to any and all letters patent that may issue, or be issued, upon such applications. In connection therewith and for no additional compensation therefor, but at no expense to Executive, Executive shall sign any and all instruments deemed necessary by the Company for:

         (i) the filing and prosecution of any applications for letters patent of the United States or of any foreign country that the Company may desire to file upon such inventions as are specified in this
               Section 8(a);

         (ii) the filing and prosecution of any divisional, continuation, continuation-in-part or reissue applications that the Company may desire to file upon such applications for letters patent; and

         (iii) the reviving, re-examining or renewing of any of such applications for letters patent.

This Section 8(a) shall not apply to any invention for which no equipment, supplies, facilities, confidential, proprietary or secret knowledge or information, or other trade secret information of the Company was used and that was developed entirely on Executive's own time, and (i) that does not relate (A) directly to the business of the Company, or (B) to the Company's actual or demonstrably anticipated research or development, or (ii) that does not result from any work performed by Executive for the Company.

     (b) Copyrightable Material. All right, title and interest in all copyrightable material that Executive shall conceive or originate individually or jointly or commonly with others, and that arise during the term of his employment with the Company and out of the performance of his duties and responsibilities under this Agreement, shall be the property of the Company and are hereby assigned by Executive to the Company, along with ownership of any and all copyrights in the copyrightable material. Upon request and without further compensation therefor, but at no expense to Executive, Executive shall execute any and all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries. Where applicable, works of authorship created by Executive for the Company in performing his duties and responsibilities hereunder shall be considered "works made for hire," as defined in the U.S. Copyright Act.

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     (c) Know-How and Trade Secrets. All know-how and trade secret information conceived or originated by Executive that arises during the term of his employment with the Company and out of the performance of his duties and responsibilities hereunder or any related material or information shall be the property of the Company, and all rights therein are hereby assigned by Executive to the Company.

     9. Termination of Employment.

     (a) The Executive's employment with the Company shall terminate immediately upon:

         (i) Executive's receipt of written notice from the Company of the termination of his employment, other than notice that the Company elects not to extend the term of this Agreement;

         (ii) Executive's abandonment of his employment or his resignation, other than notice to the Company that he elects not to extend the term of this Agreement;

         (iii) Executive's Disability (as defined below);

         (iv)  Executive's death; or

         (v) the expiration of the term of Executive's employment with the Company, following written notice by either party as specified in
               Section 2 hereof.

     (b) The date upon which Executive's termination of employment with the Company occurs shall be the "Termination Date."

     10. Payments upon Termination of Employment.

     (a) If Executive's employment with the Company is terminated:

         (i) by the Company for any reason other than for Cause (as defined below),

         (ii) by Executive as a result of his resignation for Good Reason (as defined below), or

         (iii) the expiration of the term of Executive's employment with the Company following the delivery of written notice by the Company as specified in Section 2 hereof,

then Executive shall receive the following severance pay and benefits, subject to the requirements of Section 10(j) below:

         (A) The Company shall pay to Executive as severance pay an amount equal to (1) two times Executive's annual base salary at the highest rate of base salary in effect at any time in the one-year period preceding the Termination Date, plus (2) (A) if the Termination Date occurs in connection with or after a Change in Control, two times the target annual incentive bonus determined from such annual base salary pursuant to Section 4(b), or (B) if the Termination Date does not occur in connection



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               with or after a Change in Control, one times the target annual incentive bonus determined from such annual base salary pursuant to Section 4(b). Such severance pay shall be paid to Executive by the Company in a lump sum as soon as reasonably practicable following expiration of all applicable rescission periods provided by law.

         (B) The Company shall continue to provide to Executive and his dependents (as applicable) for a period of 24 consecutive months after the Termination Date, health, dental and life insurance benefits to the extent that such benefits were in effect as of the Termination Date, but not less than the health, dental and life insurance benefits offered to other actively employed executive officers of the Company and their dependents. Benefit continuation under this Section 10(a) shall be concurrent with any coverage under the Company's plans pursuant to COBRA or similar laws. In the event that Executive's participation in such plans is not possible under any of the applicable plans and laws as then in effect, the Company will purchase coverage comparable to the coverage provided under the plans provided by the Company, and Executive will cooperate with the Company to obtain the most favorable rate for comparable coverage for Executive.

         (C) The Company shall pay to Executive a pro rata portion of any annual incentive bonus that would have been payable to him pursuant to Section 4(b) for the fiscal year in which the Termination Date occurs, as if Executive had been in the employ of the Company for the full fiscal year based on actual Company performance for such fiscal year. The pro rata payment shall be equal to the actual annual incentive bonus as described in the previous sentence multiplied by a fraction, the numerator of which is the number of days of Executive's employment in such fiscal year and the denominator of which is 365. Such payment shall be made in the same manner and at the same time that annual incentive bonus payments are made to current executive officers of the Company, but no earlier than the expiration of all applicable rescission periods provided by law.

         (D) The Company shall provide to Executive all other applicable post-termination benefits under benefit plans and programs then applicable to Executive in accordance with the terms of such plans and programs.

In addition, the Company shall be entitled to cease providing health, dental or life insurance benefits to Executive after the Termination Date if Executive becomes eligible for group health, dental or life insurance coverage (as applicable) from any other employer. For purposes of mitigation and reduction of the Company's financial obligations to Executive under this Section 10(a), Executive shall promptly and fully disclose to the Company in writing the fact that he has become eligible for comparable group health, dental or life insurance coverage from any other employer, and Executive shall be liable to repay any amounts to the Company that should have been so mitigated or reduced but for Executive's failure or unwillingness to make such disclosure.

     (b) If Executive's employment with the Company is terminated by reason of:

         (i) Executive's abandonment of his employment or Executive's resignation for any reason other than Good Reason (as defined below),

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         (ii)  termination of Executive's employment by the Company for Cause
               (as defined below), or

         (iii) the expiration of the term of Executive's employment with the Company following the delivery of written notice by Executive as specified in Section 2 hereof,

the Company shall pay to Executive or his beneficiary or his estate, as the case may be, his base salary through the Termination Date, and the Company shall provide to Executive all applicable post-termination benefits under benefit plans and programs then applicable to Executive in accordance with the terms of such plans and programs.

     (c) If Executive's employment with the Company is terminated by reason of Executive's death or Disability (as defined below), subject to the requirements of Section 10(j) below, the Company shall

         (i) pay to Executive a pro rata portion of the target annual incentive bonus that would have been payable to him pursuant to
               Section 4(b) for the fiscal year in which the Termination Date occurs. The pro rata payment shall be equal to such target annual incentive bonus multiplied by a fraction, the numerator of which is the number of days of Executive's employment in such fiscal year and the denominator of which is 365. Such payment shall be paid to Executive by the Company in a lump sum as soon as reasonably practicable following expiration of all applicable rescission periods provided by law.

         (ii) In addition, the Company shall provide to Executive all other applicable post-termination benefits under benefit plans and programs then applicable to Executive in accordance with the terms of such plans and programs.

     (d) "Cause" hereunder shall mean:

         (i) an act or acts of dishonesty undertaken by Executive and intended to result in substantial gain or personal enrichment of Executive at the expense of the Company;

         (ii) unlawful conduct or gross misconduct that is willful and deliberate on Executive's part and that, in either event, is materially injurious to the Company;

         (iii) the conviction of Executive of, or his entry of a no contest or nolo contendere plea to, a felony;

         (iv) willful and deliberate breach by Executive of his fiduciary obligations as an officer or director of the Company;

         (v) a persistent failure by the Executive to perform the duties and responsibilities of his employment hereunder, which failure is willful and deliberate on the Executive's part and is not remedied by him within 30 days after the Executive's receipt of written notice from the Company of such failure; or

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         (vi)  material breach of any terms and conditions of this Agreement by
               Executive, which breach has not been cured by Executive within ten days after written notice thereof to Executive from the Company.

For the purposes of this Section 10(d), no act or failure to act on Executive's part shall be considered "dishonest," "willful" or "deliberate" unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

     (e) Executive's employment may not be terminated for Cause unless:

         (i) no fewer than 30 days prior to the Termination Date, the Company provides Executive with written notice (the "Notice of Consideration") of its intent to consider the termination of Executive's employment for Cause, including a reasonably detailed description of the specific reasons which form the basis for such consideration;

         (ii) on a date not less than fourteen days after the date Executive receives the Notice of Consideration, Executive shall have the opportunity to appear before the Board, with or without legal representation, at Executive's election, to present arguments and evidence on his own behalf; and

         (iii) following the presentation to the Board, as provided in clause
               (ii) above or Executive's failure to appear before the Board at a date and time specified in the Notice of Consideration (which date shall not be less than fourteen days after the date the Notice of Consideration is provided), Executive may be terminated for Cause if, but only if (A) the Board by the affirmative vote of a majority of its members (excluding Executive as a member of the Board) determines that Cause exists and that Executive's employment should accordingly be terminated for Cause. The termination for Cause shall not be based upon any reason or reasons other than one or more reasons set forth in the Notice of Consideration.

In the event of any dispute between the Company and Executive as to whether Cause existed for termination of Executive's employment, the applicable tribunal in any arbitration or litigation shall not give any deference to the determination by the Company of basis for such decision, but will itself determine de novo whether Cause existed.

     (f) "Good Reason" hereunder shall mean the occurrence of any one of the following events:

         (i) any material breach of any material terms and conditions of this Agreement by the Company not caused by Executive, which breach has not been cured by the Company within 30 days after receipt of written notice to the Company from Executive specifying with reasonable detail the reasons that Executive believes a material breach has occurred, including any of the following occurrences which shall be deemed to be a material breach by the Company if not so cured:

               (A) failure to pay when due Executive's base salary or bonus in accordance with Sections 4(a) or 4(b);

               (B) any material adverse change in Executive's position, title, or responsibilities; and

               (C) any person, other than Executive, serves as Chair of the Board, while such person is an employee of the Company;

         (ii) any failure to nominate or elect Executive to serve as President and Chief Executive Officer of the Company and as a member of the Board while employed hereunder.

         (iii) the Company becomes a direct or indirect subsidiary of any other business entity through direct or indirect ownership of more than fifty percent (50%) of the voting power or value of the Common Stock and any other voting securities of the Company by such business entity (a "Parent"), and Executive is not President, Chief Executive Officer, a member of the Board of Directors, and most senior executive of, the Parent

         (iv) the failure of the Company to assign this Agreement to a successor pursuant to Section 14(m), or failure of such successor to explicitly assume and agree to be bound by this Agreement,

         (v) requiring Executive to be principally based at any office or location more than 50 miles from Eden Prairie, Minnesota (other than for normal travel in connection with Executive's performance of responsibilities hereunder); or

         (vi) the occurrence of the first Change in Control (as defined below) to occur during the term of this Agreement, if Executive provides notice of his intent to terminate his employment hereunder within 180 days after such Change in Control and, if requested by the Company or its successor, Executive remains employed with the Company or its successor for a transition period not to exceed 120 days following the Change in Control.

Good Reason shall not include any occurrence in this Section 10(f) of which Executive has consented in writing stating specifically that such occurrence shall not constitute Good Reason for purposes of this Section 10(f) or of which Executive had actual knowledge for at least two calendar months.

     (g) "Disability" hereunder shall mean the inability of Executive to perform on a full-time basis the duties and responsibilities of his employment with the Company by reason of his illness or other physical or mental impairment or condition, as determined by a physician mutually acceptable to Executive and the Company, if such inability continues for an uninterrupted period of 180 days or more during any 365-day period. A period of inability shall be "uninterrupted" unless and until Executive returns to full-time work for a continuous period of at least 30 days.

     (h) "Change in Control" hereunder shall mean (and occur when):

         (i) The acquisition by any individual, entity or group (within the meaning of Exchange Act Sections 13(d)(3) or 14(d)(2)) of beneficial ownership (within the meaning of Exchange Act Rule 13d-3) of 30% or more of either (X) the then-outstanding shares of common stock of the Company

               (the "Outstanding Company Common Stock") or (Y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of the Board (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in
               Control:

               (A) any acquisition of common stock or voting securities of the Company directly from the Company or by the Company or any of its wholly owned subsidiaries, unless Executive votes against such action in his capacity as a member of the Board and terminates his employment with the Company in connection with consummation of any such acquisition (including but not limited to a termination pursuant to Section 10(f)(vi) above),

               (B) any acquisition of common stock or voting securities of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or

               (C) any acquisition by any corporation with respect to which, immediately following such acquisition, more than 70% of, respectively, the then-outstanding shares of common stock of such corporation and the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately before such acquisition in substantially the same proportions as was their ownership, immediately before such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

         (ii) Individuals who, as of the Commencement Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director of the Board after the Commencement Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest

         (iii) Consummation of a reorganization, merger, consolidation or statutory exchange of Outstanding Company Voting Securities, unless immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately before such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 70% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger, consolidation or exchange in substantially the same proportions as was their ownership, immediately before such reorganization, merger, consolidation or exchange, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

         (iv) Consummation of a sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which, immediately following such sale or other disposition, more than 70% of, respectively, the then-outstanding shares of common stock of such corporation and the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately before such sale or other disposition in substantially the same proportion as was their ownership, immediately before such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

         (v) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the above, a Change in Control shall not be deemed to occur if the acquisition of the 30% or greater interest referred to in clause (i) is by a group, acting in concert, that includes Executive or if at least 30% of the then-outstanding common stock or combined voting power of the then-outstanding voting securities (or voting equity interests) of the surviving corporation or of any corporation (or other entity) acquiring all or substantially all of the assets of the Company shall be beneficially owned, directly or indirectly, immediately after a reorganization, merger, consolidation, statutory share exchange or disposition of assets referred to in paragraphs (iii) or (iv) by a group, acting in concert, that includes Executive.

     (i) In the event of termination of Executive's employment, the sole obligations of the Company shall be its obligation to make the payments called for by Section 10(a), 10(b) or 10(c) hereof, as the case may be, and the Company shall have no other obligation to Executive or to his beneficiary or his estate, except as otherwise provided, by law, under the terms of this Agreement or any other applicable agreement between Executive and the Company, under the terms of any employee benefit plans or programs then maintained by the Company in which Executive participates, or to provide continued indemnification or advancement of expenses under the Company's articles or by-laws, applicable law, or any indemnification agreement with Executive.

     (j) Notwithstanding the foregoing provisions of this Section 10, the Company shall not be obligated to make any payments to Executive under Section 10(a), 10(b), or 10(c) hereof unless Executive shall have signed a release of claims in favor of the Company substantially in the form attached as Exhibit B (with such modifications or additional specifics as may be warranted by changes in applicable law), all applicable consideration periods and rescission periods provided by law shall have expired and Executive is in strict compliance with the terms of this Agreement as of the dates of the payments.

     11. Return of Records and Property. Upon termination of his employment with the Company, Executive shall promptly deliver to the Company any and all Company records and any and all Company property in his possession or under his control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company.

     12. Remedies. Executive acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by him of the provisions of Sections 5, 7 and 8 hereof. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

     13. Piggy Back Registration.

     (a) Right to Piggy-Back. If at any time or from time to time, the Company proposes to file a registration statement on Form S-2 or S-3 or any similar short-form registration available to the Company under the Securities Act of 1933 ("Securities Act") that covers any of the Registrable Securities (as defined below) the Company shall give to Executive written notice of such proposed filing at least thirty calendar days before the anticipated filing. The notice referred to in the preceding sentence will offer Executive the opportunity to register such amount of the Common Stock issued or to be issued upon exercise of the option granted pursuant to Section 4(c) and other securities of the same class held or beneficially owned by Executive ("Registrable Securities") as Executive may request. Subject to Section 13(b), the Company will use all reasonable efforts to include in each such registration all Registrable Securities with respect to which the Company has received a written request for inclusion therein. Notwithstanding the foregoing, the Company will not be obligated to effect any registration of Registrable Securities under this Section 13 as a result of the registration of any of its securities solely in connection with mergers, acquisitions, exchange offers, dividend reinvestment and share purchase plans offered solely to current holders of the Common Stock, rights offerings or option or other employee benefit plans. The Executive shall agree to execute the underwriting agreement, if any, in customary form to be used in connection with such public offering (it being understood that Executive shall not be required to join in, or indemnify the underwriters in connection with the Company's representations and warranties to the underwriters).

     (b) Priority. The Company will cause the managing underwriter or underwriters of a proposed distribution, registered pursuant to the Securities Act, in which securities of the Company are sold to the public through one or more underwriters (an "Underwritten Offering") to permit Executive to include therein all Registrable Securities requested to be so included on the same terms and conditions as any securities of the Company included therein (other than the indemnification by the Executive, which will be limited as set forth in Section 13(f)(ii) hereof). Notwithstanding the foregoing, if the managing underwriter or underwriters of such Underwritten Offering advises Executive to the effect that the total amount of securities that Executive and the Company propose to include in such Underwritten Offering is such as to materially and adversely affect the success of such offering (such permitted number of Registrable Securities, if any, are referred to as the "Permitted Number of Registrable Securities"), then the Company will include in such registration (i) first, 100% of the Common Stock that any party entitled to include shares of Common Stock in such registration under that certain Amended and Restated Registration Rights Agreement dated as of November 16, 2000 by and between the Company, GE Capital Equity Investments, Inc., National Broadcasting Company, Inc. and certain other parties proposes to sell, (ii) second, 100% of the Common Stock that the Company proposes to sell, and (iii) third, to the extent of the number of Registrable Securities requested to be included in such registration which, with the advice of such managing underwriter, can be sold without having the adverse effect referred to above, the number of Registrable Securities which the Executive has requested to be included in such registration, such amount to be allocated pro rata among all requesting holders of securities of the Company eligible to be included in such registration statement on the basis of the relative number of Registrable Securities then held by each such holder.

     (c) Fees and Expenses. The Company will pay all of the legal, accounting, printing, filing and other fees and expenses relating to such registration statement, including the fees and expenses of special legal counsel retained by Executive in connection with the registration of the Registrable Securities hereunder; provided, that any fees and expenses of such special legal counsel in excess of $10,000 for any offering will not be paid by the Company. In no event, however, will the Company be responsible for any underwriting discount or selling commission with respect to any sale of Registrable Securities pursuant to this Agreement, and the Executive will be responsible for any taxes of any kind (including, without limitation, transfer taxes) with respect to any disposition, sale or transfer of Registrable Securities.

     (d) Furnishing Information. The Company may require Executive to furnish to the Company (for use only in connection with such registration) such information regarding the distribution of such Registrable Securities as the Company may, from time to time, reasonably request in writing, and the Company may exclude from such registration the Registrable Securities if Executive fails to furnish such information within a reasonable time after receiving such request.

     (e) Suspensions of Sales. Executive agrees that upon receipt of any notice from the Company ("Suspension Notice") of the occurrence (i) of any request by the U.S. Securities and Exchange Commission ("SEC") or any other federal or state governmental authority for amendments or supplements to a registration statement or related prospectus or for additional information, (ii) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose, (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the registrable securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (iv) of the occurrence of any event that makes any statement made in such registration statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in a registration statement, prospectus or any such document so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and
(v) of the Company's reasonable determination that a post-effective amendment to a registration statement would be appropriate, Executive will forthwith discontinue disposition of such Registrable Securities covered by such Registration Statement or a prospectus (a "Black Out") until Executive is advised in writing by the Company that the use of the applicable prospectus may be resumed and Executive has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus. There will be no limitation on the number of Suspension Notices that the Company is entitled to give hereunder; provided, that in no event will the aggregate number of days that the Executive is subject to Black-Out during any period of 12 consecutive months exceed 180 days.

     (f) Indemnification.

         (i) Indemnification by the Company. The Company will, without limitation as to time, indemnify and hold harmless Executive, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, costs (including without limitation the costs of investigation and attorneys' fees) and expenses (collectively, "Losses"), as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar and to the extent as the same are based upon information furnished in writing to the Company by Executive (in his capacity as shareholder) for use therein; provided, however, that the Company will not be liable to Executive to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any registration statement, prospectus or preliminary prospectus if either (A) (i) Executive failed to send or deliver a copy of the prospectus with or prior to the delivery of written confirmation of the sale by Executive to the person asserting the claim from which such Losses arise and (ii) the prospectus would have corrected such untrue statement or alleged untrue statement or such omission or alleged omission; or (B) such untrue statement or alleged untrue statement, omission or alleged omission is corrected in an amendment or supplement to the prospectus previously furnished by or on behalf of the Company with copies of the prospectus, and Executive thereafter fails to deliver such prospectus as so amended or supplemented prior to or concurrently with the sale of a Registrable Security to the person asserting the claim from which such Losses arise

         (ii) Indemnification by Executive. In connection with any registration statement in which Executive is participating, Executive will furnish to the Company such information as the Company reasonably requests for use in connection with any registration statement, prospectus or preliminary prospectus and will indemnify, to the fullest extent permitted by law, the Company, its directors and officers (other than Executive), agents and employees, each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act of 1934, as amended), and the directors, officers, agents or employees of such controlling persons, from and against all Losses arising out of or based upon any untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus or arising out of or based upon any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any information so furnished by Executive (in his capacity as shareholder) to the Company for use in such registration statement, prospectus or preliminary prospectus and was relied upon by the Company in the preparation of such registration statement, prospectus or preliminary prospectus. In no event will the liability of Executive hereunder be greater in amount than the dollar amount of the proceeds (net of payment of all expenses) received by Executive upon the sale of the Registrable Securities giving rise to such indemnification obligation.

         (iii) Conduct of Indemnification Proceedings. If any person shall become entitled to indemnity hereunder (an "indemnified party"), such indemnified party shall give prompt notice to the party from which such indemnity is sought (the "indemnifying party") of any claim or of the commencement of any action or proceeding with respect to which such indemnified party seeks indemnification or contribution pursuant hereto; provided, however, that the failure to so notify the indemnifying party will not relieve the indemnifying party from any obligation or liability except to the extent that the indemnifying party has been prejudiced materially by such failure. All reasonable fees and expenses (including any reasonable fees and expenses incurred in connection with investigating or preparing to defend such action or proceeding) will be paid to the indemnified party (provided appropriate documentation for such expenses is also submitted with such notice), as incurred, within five calendar days of written notice thereof to the indemnifying party (regardless of whether it is ultimately determined that an indemnified party is not entitled to indemnification hereunder). The indemnifying party will not consent to entry of any judgment or enter into any settlement or otherwise seek to terminate any action or proceeding in which any indemnified party is or could be a party and as to which indemnification could be sought by such indemnified party under this Section 13, unless such judgment, settlement or other termination includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release, in form and substance reasonably satisfactory to the indemnified party, from all liability in respect of such claim or litigation for which such indemnified party would be entitled to indemnification hereunder.

     14. Miscellaneous.

     (a) Tax Matters. Executive acknowledges that the Company shall deduct from any compensation payable to Executive or payable on his behalf under this Agreement all applicable federal, state, and local income and employment taxes and other taxes and withholdings required by law. If any payment, provision of any benefit or other amount to Executive pursuant to this Agreement or any other payment, provision of any benefit or other amount from the Company or any affiliate of the Company, is or would be subject to the excise tax imposed by
Section 4999 of the Internal Revenue Code or any successor provision, the Company shall pay a Excise Neutralization Payment (defined below) to Executive with respect to such excise tax. For purposes of this Agreement, an "Excise Neutralization Payment" shall mean an additional payment in an amount such that, after payment by Executive of all income, excise or other taxes (and any interest or penalties imposed with respect thereto) on such additional amount, the Executive retains an amount from such additional amount equal to the excise tax to be neutralized under this Section 14(a).

     (b) Public Announcement. The Company shall give Executive a reasonable opportunity to review and comment on any public announcement relating to this Agreement or the Company's hiring of Executive as its President and Chief Executive Officer.

     (c) Company Approvals. The Company represents and warrants to Executive that it (and to the extent required, the Board, and the Committee) has taken all corporate action necessary to authorize this Agreement including without limitation the Stock Option Agreements.

     (d) No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned as a result of Executive's employment by another employer, except that any continued welfare benefits may be reduced as provided for by Section 10(a).

     (e) Liability Insurance and Indemnification. The Company shall maintain directors' and officers' liability insurance for Executive while employed and thereafter at a level equivalent to the level provided for current officers or directors of the Company. The Company shall indemnify Executive for any job-related liability to the fullest extent permitted by applicable law, Company by-laws, and any other applicable indemnification agreements.

     (f) Enforcement. If the Company fails to pay any amount provided under this Agreement when due, the Company shall pay interest on such amount at a rate equal to the rate of interest charged from time to time by the Company's principal revolving credit lender, or if there is no principal revolving credit lender, the prime commercial lending rate announced by Wells Fargo Bank as in effect form time to time; but in no event more than the highest legally permissible interest rate permitted for this Agreement by applicable law. In the event of any proceeding, arbitration or litigation for breach of this Agreement, the prevailing party shall be entitled to recover his or its reasonable costs and attorney's fees.

     (g) Beneficiary. If Executive dies before receiving all of the amounts payable to him in accordance with the terms and conditions of this Agreement, such amounts shall be paid to the beneficiary ("Beneficiary") designated by Executive in writing to the Company during his lifetime, or if no such Beneficiary is designated, to Executive's estate. Executive may change his designation of Beneficiary or Beneficiaries at any time or from time to time without the consent of any prior Beneficiary, by submitting to the Company in writing a new designation of Beneficiary.

     (h) Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

     (i) Jurisdiction; Venue. Executive and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and to venue for the purpose of all such suits in Hennepin County, State of Minnesota, and hereby waives any defense of lack of personal jurisdiction or forum non conveniens.

     (j) Entire Agreement. Except for the Stock Option Agreement referred to in
Section 4(c) hereof, this Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

     (k) Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

     (l) No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

     (m) Assignment. This Agreement shall not be assignable, in whole or in party, by either party without the written consent of the other party, except that the Company may, without the written consent of Executive, assign its rights and obligations under this Agreement to any corporation or other business entity (i) with which the Company may merge or consolidate, (ii) to which the Company may sell or transfer all or substantially all of its assets or capital stock, or (iii) of which 50% or more of the capital stock or the voting control is owned, directly or indirectly, by the Company. No such assignment without the written consent of Executive shall discharge the Company from liability hereunder, and such assignee jointly and severally with the Company shall thereafter be deemed to be the "Company" for purposes of all terms and conditions of this Agreement, including this Section 14.

     (n) Separate Representation. Executive hereby acknowledges that he has sought and received independent advice from counsel of Executive's own selection in connection with this Agreement and has not relied to any extent on any director, officer, or stockholder of, or counsel to, the Company in deciding to enter into this Agreement. The Company shall promptly reimburse Executive for reasonable attorneys' fees and costs incurred by Executive in obtaining legal advice in connection with the negotiation and execution of this Agreement and the stock option agreement contemplated by Section 4(c) hereof, upon receipt by the Company of appropriate documentation of such fees and costs.

     (o) Notices. Any notice hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by reliable next-day courier, or sent by registered or certified mail, return receipt requested, postage prepaid, to the party to receive such notice addressed as follows:

         If to the Company:

                  ValueVision Media, Inc.
                  6740 Shady Oak Road
                  Eden Prairie, MN  55344-3433
                  Attention:  General Counsel

                  and to:

                  ValueVision Media, Inc.
                  6740 Shady Oak Road
                  Eden Prairie, MN  55344-3433
                  Attention:  Board of Directors


         If to Executive:

                  William J. Lansing
                  [at the most recent home address on file with the Company]

                  with a copy to:   Roger C. Siske
                                            Sonnenschein Nath & Rosenthal
                                            8000 Sears Tower
                                            233 South Wacker Drive
                                            Chicago, IL  60606

or addressed to such other address as may have been furnished to the sender by notice hereunder. All notices shall be deemed given on the date on which delivered if delivered by hand or on the date sent if sent by overnight courier or certified mail, except that notice of change of address will be effective only upon receipt by the other party.

     (p) Counterparts. This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

     (q) Severability. Subject to Section 7(e) hereof, to the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

     (r) Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

     IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date set forth in the first paragraph.

                                VALUEVISION MEDIA, INC.


                                By    /s/ Nathan E. Fagre
                                   -----------------------------------------
                                 Its Senior Vice President, General Counsel
                                     and Secretary


                                   /s/ William J. Lansing
                                --------------------------------------------
                                WILLIAM J. LANSING





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